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                                                                    EXHIBIT p(1)

                             ING FUNDS AND ADVISERS
                                 CODE OF ETHICS

STATEMENT OF GENERAL PRINCIPLES

Each of (i) The ING Funds (as more particularly described on Exhibit A, attached hereto and collectively referred to as "Funds"), which are registered investment companies under the Investment Company Act of 1940, as amended ("1940 Act"),
(ii) ING Investments, LLC ("ING Investments"), a registered investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"), which serves as the investment adviser for the Funds, (iii) ING Advisors, Inc. ("IA"), a registered investment adviser, and (v) ING Funds Distributor, LLC. ("IFD"), a registered broker-dealer under the Securities Exchange Act of 1934, as amended, which serves as the principal underwriter for the open-end Funds (hereinafter, ING Investments and IA, each an "Adviser", collectively "Advisers"; ING Investments, IA, and IFD, collectively "Fund Affiliates") hereby adopt this Code of Ethics (hereinafter, "Code"), pursuant to Rule 17j-1 promulgated by the Securities and Exchange Commission ("SEC") under Section 17(j) of the 1940 Act.

In general, Rule 17j-1 imposes an obligation on registered investment companies, investment advisers and principal underwriters to adopt written codes of ethics covering the securities activities of certain directors, trustees, officers, and employees. This Code is designed to ensure that those individuals who have access to information regarding the portfolio securities activities of registered investment company clients and other advisory clients, do not intentionally use information concerning such clients' portfolio securities activities for his or her personal benefit and to the detriment of such clients. A sub-adviser of any Fund shall be subject to this Code unless the boards of directors/trustees of the Funds ("Boards") have approved a separate code of ethics for that sub-adviser. It is not the intention of this Code to prohibit personal securities activities by Access Persons, but rather to prescribe rules designed to prevent actual and apparent conflicts of interest. While it is not possible to define and prescribe all-inclusive rules addressing all possible situations in which conflicts may arise, this Code sets forth the policies of the Funds and Fund Affiliates regarding conduct in those situations in which conflicts are most likely to develop.

In discharging his or her obligations under the Code, every Access Person should adhere to the following general fiduciary principles governing personal investment activities:

A. Every Access Person should at all times scrupulously place the interests of the Funds' shareholders and advisory clients ahead of his or her own interests with respect to any decision relating to personal investments.

B. No Access Person should take inappropriate advantage of his or her position with a Fund, or with the Fund Affiliates as the case may be, by using knowledge of any Fund's or managed account's transactions to his or her personal profit or advantage.

C. Every Access Person should at all times conform to the Policies and Procedures to Control The Flow And Use Of Material Non-Public Information In Connection With Securities Activities, a copy of which is attached and is incorporated by reference into this Code.

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II.      DEFINITIONS

         This Code defines directors, officers and employees of the Funds and Fund Affiliates into several categories, and imposes varying requirements by category appropriate to the sensitivity of the positions included in the category. As used herein and unless otherwise indicated, the following terms shall have the meanings set forth below:

         "ACCESS PERSONS": includes:

         (i) any director, trustee, officer, general partner or Advisory Person of the Funds or the Advisers; and

         (ii) any director or officer of IFD who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Securities by the Funds or managed accounts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds or managed accounts regarding the purchase or sale of Securities.

                  This definition includes, but is not limited to, the following individuals: Portfolio Managers, Investment Personnel, certain employees in Operations, Marketing employees, Finance department employees, Information Systems members, Accounting/Compliance Department members, and Executive Management support staff members, as such individuals are defined by the Company's Human Resource Department.

         "ADVISORY PERSON": includes any employee of the Funds or the Advisers (or of any company in a control relationship to the Fund or the Advisers) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by the Funds or managed accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales. This definition also includes Shared Employees.

         "ADVISORY REPRESENTATIVES": means any officer or director of the Advisers; or any employee of an Adviser who makes any recommendation, who participates in the determination of which recommendation should be made, or whose functions or duties relate to the determination of which recommendation shall be made.

         "AUTOMATIC DISGORGEMENT": Where a violation results from a transaction which can be reversed prior to settlement, such transaction should be reversed, with the cost of the reversal being borne by the covered person; or if reversal is impractical or impossible, then any profit realized on such short-term investment, net of brokerage commissions but before tax effect, shall be disgorged to the appropriate Fund, or if no fund is involved then to a charity designated by the relevant Adviser.

         "BEING CONSIDERED FOR PURCHASE OR SALE": means, with respect to any security, that a recommendation to purchase or sell such security has been made and communicated or, with respect to the person making the recommendation, such person seriously considers making such recommendation.

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         "BENEFICIAL OWNERSHIP": An Access Person will be deemed to have
         "beneficial ownership" of any Securities and commodities interests for any account held:

                  (i) in the name of his or her spouse or their minor children,

                  (ii) in the name of another person (for example, a relative of the Access Person or his or her spouse sharing the same home) if, by reason of any contract, understanding, relationship or agreement or other arrangement, he or she obtains benefits substantially equivalent to those of ownership of the Securities,

                  (iii)    by a partnership of which he or she is a partner,

                  (iv) by a corporation of which he or she is a controlling person and which is used by him or her alone or with a small group as a medium for investing or trading in Securities, or

                  (v) by a trust over which he or she has any direct or indirect influence or control and of which he or she, or a member of his or her immediate family (spouse, children, grandchildren or parents) is a beneficiary.

         Exceptions may be made on a case-by-case basis by the Designated Officer where the Access Person certifies in writing (and annually re-certifies, as applicable) that he or she has no control over the account of e.g., a trust or estate, or of a spouse whose transactions in Securities are subject to a code of ethics of his or her employer. In making such exceptions, the Compliance Officer may require the Access Person to comply with various requirements under this Code, e.g., periodic filing of holdings or transactions reports, as the Designated Officer deems appropriate in the circumstances.

         "CONTROL": shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

         "DESIGNATED PERSON": means, with respect to any Fund or Fund Affiliate, the President of such Fund or Fund Affiliate, or such other person as the board of directors/trustees of such Fund or Fund Affiliate, as the case may be, shall designate.

         "DISINTERESTED DIRECTOR": means a director/trustee of the Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

         "EXEMPT PERSON": means a person who is, or could be, an Access Person who does not ordinarily maintain an office on the premises utilized by Investment Personnel or Portfolio Managers, and who, by resolution, the Boards of the Funds have determined may be an Exempt Person not subject to the Code because his or her responsibilities are ministerial in function and therefore the risk of violation of the Code is highly remote.

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         "FUNDS" OR "FUND": means The ING Group of Funds, or any fund within The
         ING Group of Funds, respectively, as more particularly described on Exhibit A hereto; provided that for purposes of enforcing this Code, such terms shall not include any fund as to which the Adviser has appointed a sub-adviser if the Board of that fund has adopted the sub-adviser's code of ethics on behalf of that fund.

         "INVESTMENT PERSONNEL": includes any Advisory Person who makes or participates in making recommendations regarding the purchase or sale of Securities by the Funds or managed accounts, and includes the following individuals: all Portfolio Managers of the Funds and managed accounts, the Portfolio support staff, and traders who provide information and advice to any such Portfolio Managers or who assist in the execution of such Portfolio Managers' decisions and all Finance Department staff of the Adviser.

         "PERSONAL SECURITIES HOLDINGS" OR "PERSONAL SECURITIES TRANSACTIONS": means, with respect to any person, any Security Beneficially Owned, or any Security purchased or otherwise acquired, or sold or otherwise disposed of by such person, including any Security in which such person has, or by reason of such transaction acquires or disposes of, any direct or indirect Beneficial Ownership in such Security and any account over which such person has discretion; provided, however, that such terms shall not include any holding or transaction in a Security held in or effectuated for an account over which such person does not have any direct or indirect influence and has certified such fact to the appropriate Designated Officer. Personal Securities Transactions shall include all Securities or commodity interests regardless of the dollar amount of the transaction or whether the sale is in response to a tender offer.

         "PORTFOLIO MANAGER": means any employee of a Fund or an Adviser who is entrusted with the direct responsibility and authority to make investment decisions affecting an investment company or managed account, and who, therefore, may be best informed about such Fund's or account's investment plans and interests.

         "PRIMARILY DISINTERESTED DIRECTOR/TRUSTEE/CONSULTANT": any director/trustee of a Fund or consultant to the directors/trustees of a Fund who is a not an interested person of any Adviser.

         "SECURITY": includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Securities also includes shares of closed-end investment companies, various derivative instruments such as ELKs, LEAPs and PERCs, limited partnership interests and private placement common or preferred stocks or debt instruments. Commodity interests, which includes futures contracts, and options on futures, relating to any stock or bond, stock or bond index, interest rate or currency shall also be included in this Code's definition of Security. Commodity interests in agricultural or

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         industrial commodities, such as agricultural products or precious metals, are not covered under this Code.

         Security does not include shares of registered open-end investment companies, securities issued by the government of the United States and any options or futures thereon, bankers' acceptances, bank certificates of deposit and time deposits, commercial paper, repurchase agreements, and such other money market instruments as designated by the board of directors/trustees of such Fund, and shares of ING Groep N.V.

         "SECURITY HELD OR TO BE ACQUIRED" by a Fund or for a managed account means any Security which, within the most recent fifteen (15) days,

                  (i) is or has been held by such Fund or managed account, or

                  (ii) is being or has been considered by such Fund or managed account for purchase for such Fund or managed account.

         "SEGREGATED PERSON": means an Access Person who in the ordinary course of business does not have access to information regarding the trading activities and/or current portfolio holdings of the Funds or managed accounts; does not ordinarily maintain an office on the premises utilized by Advisory Persons, Investment Personnel or Portfolio Managers; and who, by resolution, the Boards have determined may be a Segregated Person because he or she will not be permitted access to information regarding the trading activities and/or current portfolio holdings of the Funds or managed accounts.

         "SHARED EMPLOYEE": means any employee of ING Investment Management, LLC who is a Shared Employee by virtue of a Shared Employee arrangement or other writing, and is an Access Person of ING Investment Management, LLC. This definition also includes any person employed by or associated with ING Verzekeringen N.V. who is a Shared Employee by virtue of a Shared Employee arrangement or other writing, and is an Access Person of ING Investment Management Advisors B.V.

III.     GOVERNING LAWS, REGULATIONS AND PROCEDURES

         All employees shall have and maintain knowledge of and shall comply strictly with all applicable Federal and State laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

         Each employee will be given a copy of the Code of Ethics at the time of his or her employment and each Access Person is required to submit a statement at least annually that he or she has reviewed the Code.

         Each employee shall comply with all laws and regulations relating to the use of material non-public information. Trading on "inside information" of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited. All employees shall comply strictly with procedures established by the Funds and the Advisers to ensure compliance with applicable Federal and State laws and regulations of governmental agencies and self-regulatory organizations. The employees shall not knowingly

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         participate in, assist, or condone any acts in violation of any statute or regulation governing securities matters, nor any act, which would violate any provision of this Code or any rules adopted thereunder.

         Each employee having supervisory responsibility shall exercise reasonable supervision over employees subject to his or her control with a view to preventing any violation by such of the provisions of the Code.

         Any employee encountering evidence that acts in violation of applicable statutes or regulations or provisions of the Code of Ethics have occurred shall report such evidence to a Designated Person or the Board of each fund.

IV.      CONFIDENTIALITY OF TRANSACTIONS

         All information relating to any Fund or managed account portfolio or pertaining to any studies or research activity is confidential until publicly available. Whenever statistical information or research is supplied to or requested by the Funds or managed accounts, such information must not be disclosed to any persons other than persons designated by the Designated Person or the Board of the Fund or the Advisers. If a Fund or managed account is considering a particular purchase or sale of a security, this must not be disclosed except to such duly authorized persons.

         Any employee authorized to place orders for the purchase or sale of Securities on behalf of a Fund or managed account shall take all steps reasonably necessary to provide that all brokerage orders for the purchase and sale of Securities for the account of the Fund or managed account, will be so executed as to ensure that the nature of the transactions shall be kept confidential until the information is reported to the SEC or each Fund's shareholders or the managed account holders in the normal course of business.

         If any employee of the Fund or Access Person should obtain information concerning the Fund's or managed account's portfolio (including consideration of acquiring or recommending any security for such portfolios), whether in the course of such person's duties or otherwise, such person shall respect the confidential nature of this information and shall not divulge it to anyone unless it is properly part of such person's services to the Fund or managed account to do so or such person is specifically authorized to do so by the Designated Person of the Fund or managed account. No officer, director or employee shall disclose any non-public information relating to a client's portfolio or transactions or to the investment recommendations of the Advisers, nor shall any officer, director/trustee or employee disclose any non-public information relating to the business or operations of the Funds, Fund Affiliates or managed accounts unless properly authorized to do so.

V.       ETHICAL STANDARDS

         A. INVESTMENT ACTIVITIES RELATED TO THE FUNDS OR MANAGED ACCOUNTS. All Access Persons, in making any investment recommendations or in taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendations or actions.

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         B.       CONFLICTS. All Access Persons shall conduct themselves in a manner consistent with the highest ethical standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, with a Fund or managed account, or which may otherwise be detrimental to the interest of a Fund or managed account. Therefore, no Access Person shall undertake independent practice for compensation in competition with the Fund or managed account.

                  Every employee or Access Person of the Funds or managed accounts who owns beneficially, directly or indirectly, 1/2 of 1% or more of the stock of any corporation is required to report such holdings to the President of the Funds and the Chief Compliance Officer.

         C. OBLIGATION TO COMPLY WITH LAWS AND REGULATIONS. Every Access Person shall acquire and maintain knowledge of, and shall comply strictly with, all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing such Access Person's activities. In addition, every Access Person shall comply strictly with all procedures established by the Funds or Fund Affiliates to ensure compliance with such laws and regulations. Access Persons shall not knowingly participate in, assist or condone any acts in violation of any law or regulation governing Securities transactions, nor any act which would violate any provision of this Code.

         D. SELECTION OF BROKER-DEALERS. Any employee having discretion as to the election of broker-dealers to execute transactions in Securities for the Funds shall select broker-dealers solely on the basis of the services provided directly or indirectly by such broker-dealers as provided in the registration statements for the Funds. An employee shall not directly or indirectly, receive a fee or commission from any source in connection with the sale or purchase of any security for a Fund or managed account.

                  In addition, the Funds and managed accounts shall take all actions reasonably calculated to ensure that they engage broker-dealers to transact business with each Fund or managed account whose partners, officers and employees, and their respective affiliates, will conduct themselves in a manner consistent with the provisions of Section V.

         E. SUPERVISORY RESPONSIBILITY. Every Access Person having supervisory responsibility shall exercise reasonable supervision over employees subject to his or her control in order to prevent any violation by such persons of applicable laws and regulations, procedures established by the Funds or Fund Affiliates, as the case may be, or the provisions of this Code.

         F. ACCOUNTABILITY. Any Access Person encountering evidence of any action in violation of applicable laws or regulations, or of Fund procedures or the provisions of this Code shall report such evidence to the appropriate Designated Person or the Board of each Fund.

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         G.       INABILITY TO COMPLY WITH CODE. If, as a result of fiduciary obligations to other persons or entities, an Access Person believes that he or she is unable to comply with certain provisions of this Code, such Access Person shall so advise the Designated Person of any Fund or the Advisers, for which such person is an Access Person in writing and shall set forth with reasonably specificity the nature of his or her fiduciary obligations and the reasons why such Access Person believes that he or she cannot comply with the provisions of the Code.

VI.      EXEMPTED TRANSACTIONS

         The provisions of Article VII of this Code shall not apply as follows:

         A. To purchases or sales effected in any account over which such Access Person has no direct or indirect influence or control;

         B. To purchases or sales of Securities which are not eligible for purchase or sale by any Fund or managed account;

         C. To purchases or sales which are non-volitional on the part of either the Access Person or a Fund or managed account;

         D. To purchases which are part of an automatic dividend reinvestment plan or employee stock purchase plan;

         E. To purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         F. To purchases or sales of Securities which receive the prior approval of the appropriate Designated Person because they

                  (i) are only remotely potentially harmful to each Fund or managed account,

                  (ii) would be very unlikely to affect a highly institutional market, or

                  (iii) clearly are not related economically to the Securities to be purchased, sold or held by each Fund or managed account; and

         G. To future elections into an employer sponsored 401(k) plan, in an amount not exceeding $1,000 in any calendar month and any other transfers to an open end fund. However, an exchange of a current account balance into or from one of the closed end funds in an amount greater than $1,000 would still need pre-clearance and be reportable at the end of the quarter on the quarterly transaction reports.

         H. The provisions of Article VII. A, B and D of this Code shall not apply to any Segregated Person except with respect to transactions in a Security where such Segregated Person knew, or in the ordinary course of fulfilling his or her duties, should have known that such Security was being purchased or sold by the Funds or managed

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                  accounts, or that a purchase or sale of such Security was
                  being considered by or with respect to the Funds or managed accounts. Pre-clearance approval will be required for purchases of Securities in private transactions conducted pursuant to Section 4(2) of the Securities Act of 1933 and Securities (debt or equity) acquired in an initial public offering.

         I. The provisions of this Code shall not apply to any Exempt Person except with respect to transactions in Securities where such Exempt Person knew, or in the ordinary course of fulfilling his or her duties, should have known that such Security was being purchased or sold by the Funds or managed accounts or that a purchase or sale of such Security was being considered by or with respect to the Funds or managed accounts.

         J. The provisions of Article VII of this Code shall not apply (i) to a Disinterested Director or (ii) to any Primarily Disinterested Director/Trustee/Consultant.

         K. The provisions of Article VII and Article VIII B of this Code shall not apply to Access Persons who are Shared Employees so long as he or she is subject to substantially similar provisions through his/her other employer."

VII.     RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

         A. GENERAL. No Access Person shall purchase or sell, directly or indirectly or for any account over which an Access Person has discretion, any Security (including both publicly traded and private placement Securities), in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale

                  (i) is being considered for purchase or sale by a Fund or managed account; or

                  (ii) is being purchased or sold by a Fund or managed account.

         B.       PRE-CLEARANCE.

                  (i) Every Access Person must pre-clear all Personal Securities Transactions with the compliance department. In order to receive pre-clearance for Personal Securities Transactions, an Access Person must call the Compliance Officer or complete a Personal Trading Approval form. A member of the compliance department is available each business day to respond to pre-clearance requests. Access Persons are directed to identify:

                                    (a)      the subject of the transaction and
                                               the number of shares and
                                               principal amount of each security
                                               involved,

                                    (b)      the date on which the Access Person
                                               desires to engage in the subject
                                               transaction;

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                                    (c)      the nature of the transaction
                                               (i.e., purchase, sale, private
                                               placement, or any other type of
                                               acquisition or disposition);

                                    (d)      the approximate price at which the
                                               transaction will be effected; and

                                    (e)      the name of the broker, dealer, or
                                               bank with or through whom the
                                               transaction will be effected.

                           When granted, clearance authorizations will be identified by authorization number and will be effective until the end of that calendar day, except for transactions in ING Groep N.V. (ING) stock for which authorizations will be effective for 30 days (or in the case of a private placement purchase, the closing of the private placement transaction). If on any particular day the Compliance Officer is not available, Pre-clearance may be obtained by providing a completed Personal Trading Approval form to a Designated Person for authorization. The current list of Designated Persons of the Advisers who are authorized to provide pre-clearance trade approval is attached as Exhibit B. Questions regarding pre-clearance procedures should be directed to the compliance department.

                  (ii) In determining whether to grant approval of Personal Securities Transactions of Investment Personnel who desire to purchase or otherwise acquire Securities in private placement transactions conducted pursuant to
                           Section 4(2) of the Securities Act of 1933, the appropriate Designated Person will consider, among other factors, whether the investment opportunity presented by such private placement offering should be reserved for an investment company and its shareholders, or a managed account and its shareholders, and whether the opportunity is being offered to an individual by virtue of his position with the Fund or managed account. In the event that Investment Personnel who have been authorized to acquire Securities in a private placement transaction later have any role in a Fund's or managed account's subsequent consideration of an investment in the issuer of the Securities acquired in such prior private placement transaction, such Investment Personnel must provide written notification of such prior authorization and investment to the compliance department, immediately upon learning of such Fund's or managed account's subsequent consideration. In such circumstances, the Fund's or managed account's decision to purchase Securities of such issuer will be subject to an independent review by Investment Personnel with no personal interest in the issuer.

                  Compliance of transactions with this Code by Access Persons may depend on the subsequent investment activities of the Funds or managed accounts. Therefore, pre-clearance approval of a transaction by the Designated Person does NOT necessarily mean the transaction complies with the Code.

         C. INITIAL PUBLIC OFFERINGS (IPOs AND HOT IPOs). No Access Person (or account over which they have beneficial ownership) may purchase any securities in an IPO or Hot IPO; provided, however, an Access Person (or their beneficially owned accounts) may,

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                  upon the prior written approval of a Designated Person,
                  participate in the following IPOs:

                  (i) an IPO in connection with the de-mutualization of a savings bank or the de-mutualization of a mutual insurance company in which the holder of the account owns a life insurance policy;

                  (ii) an IPO of a spin-off company where the Access Person beneficially owns stock in the company that spins off the issuer;

                  (iii) an IPO of a company in which the Access Person beneficially owns stock in the company and the stock was acquired through participation in a private placement previously approved by their Designated Person; and

                  (iv) an IPO of the employer of the holder of the Access Persons account.

                  An IPO generally means an offering of securities registered with the SEC, the issuer of which, immediately before the registration, was not required to file reports with the SEC. See rule 17j-1(a)(6). Hot IPOs are securities of a public offering that trade at a premium in the secondary market whenever such secondary market begins.

         D.       BLACKOUT PERIODS.

                  (i) No Access Person may execute any Personal Securities Transaction on a day during which any Fund or managed account has a pending "buy" or "sell" order in that same security until such order is executed or withdrawn.

                  (ii) Any purchase or sale of any Security by a Portfolio Manager which occurs within seven (7) calendar days (exclusive of the day of the relevant trade) from the day a Fund or managed account he or she manages trades in such security will be subject to Automatic Disgorgement. This seven-day blackout period also applies to any portfolio support staff member who recommends the purchase or sale of the particular security to a Fund's or managed account's Portfolio Manager.

         E. BAN ON SHORT-TERM TRADING PROFITS. Investment Personnel may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty (60) calendar days, unless

                  (i) such Securities were not eligible to be purchased by any of the Funds or managed accounts under their respective investment policies, or

                  (ii) such Investment Personnel have requested and obtained an exemption from this provision from the compliance department with respect to a particular transaction.

                  Violations of this policy will be subject to Automatic Disgorgement.

                  This prohibition shall not apply to any transaction in index futures, index options, including webs, spiders or similar baskets of portfolio securities.

         F. GIFTS. Investment Personnel may not receive any fee, commission, gift or other thing, or services, having a value of more than $100.00 each year from any person or entity that does business with or on behalf of the Funds or a managed account.

         G. SERVICES AS A DIRECTOR. Investment Personnel may not serve on the boards of directors of publicly traded companies, unless

                  (i) the individual serving as a director has received prior authorization from the appropriate Designated Person based upon a determination that the board service would be consistent with the interests of the managed accounts, the Funds and their shareholders and

                  (ii) policies and procedures have been developed and maintained by the Boards that are designed to isolate the individual from those making investment decisions (a "Chinese Wall").

         H. NAKED OPTIONS. Investment Personnel are prohibited from engaging in naked options transactions. Transactions under any incentive plan sponsored by the Fund Affiliates are exempt from this restriction.

         I. SHORT SALES. Short sales of Securities by Investment Personnel are prohibited.

         J. PERMITTED EXCEPTION. Purchases and sales of the following securities are exempt from the restrictions set forth in paragraphs A, D, and E above if such purchases and sales comply with the pre-clearance requirements of paragraph B above and are:

                      1. Equity Securities of a company with a market capitalization in excess of $ 10 billion, when transactions are for 3000 shares or $10,000 per calendar month, whichever is lesser.

VIII.    COMPLIANCE PROCEDURES

Any person filing a required holdings or transaction report under this Section VIII may include a statement that the report will not be construed as an admission that such person has any direct or indirect beneficial ownership of any securities covered by the report.

         A. DISCLOSURE OF PERSONAL HOLDINGS. All Access Persons (other than Disinterested Directors) must disclose all Personal Securities Holdings upon commencement of employment and thereafter on an annual basis. Initial reports shall be made within 10 days of hire or within 10 days of becoming an Access Person. Annual disclosure shall be made by January 31st of each year. The initial and annual reports are required to include the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (not limited to Securities as defined by this Code) were held for the direct or indirect benefit of the Access Person.

         B. DUPLICATE TRADE CONFIRMATION STATEMENTS AND ACCOUNT STATEMENTS. All Access Persons (other than Disinterested Directors) must cause duplicate trading confirmations for all Personal Securities Transactions and copies of periodic statements for all Securities accounts to be sent to the compliance department, except that a Segregated Person may satisfy this requirement by providing a statement to the compliance department of an advisory affiliate of the Adviser.

         C.       QUARTERLY REPORTING.

                  All Access Persons (except as provided below) must prepare a quarterly report identifying any new accounts that were opened or any existing accounts that have been closed. This report shall contain the following information:

                  1. The name of the broker, dealer or bank with or through whom the new account was opened and the date on which the account was opened.

                  2. The name of the broker, dealer or bank with or through whom the account was closed, the account number of the closed account and the date on which the account was closed.

                  In addition, Quarterly Transaction Reports are required as described below:

                  (i)      Access Persons and Advisory Representatives.

                           Except as provided below, all Access Persons and Advisory Representatives must prepare a quarterly report of all transactions in Securities no later than 10 days following the end of each quarter in which such Personal Securities Transactions were effected. Rule 17j-1(d)(1) under the 1940 Act requires such reports from Access Persons and Rule 204-2 under the Advisers Act requires such reports from "advisory representatives" (as defined in Rule 204-2(a)(12) and (13)). Compliance by Access Persons and Advisory Representatives with the reporting requirements set forth herein will constitute compliance with the reporting requirements of both the 1940 Act and the Advisers Act. An Access Person who is also an Advisory Representative may satisfy this reporting requirement by providing the report to the compliance department of the Adviser. A Segregated Person may satisfy this reporting requirement by providing the report to the compliance department of an advisory affiliate of the Adviser.

                  The Quarterly Transaction Reports must state:

                           (a) the title, number of shares and principal amount of each Security (as well as the interest rate and maturity date, if applicable) involved;

                           (b)      the trade date and nature of the
                                    transactions (i.e., purchase, sale, private placement, or other acquisition or disposition);

                           (c) the price of the Security at which each transaction was effected; and

                           (d) the name of the broker, dealer or bank with or through which each transaction was effected.

                  (ii) Exclusions. Quarterly Transaction reports are not required to include any Personal Securities Transaction effected in any account over which the Access Person or Advisory Representative has no direct or indirect influence or control nor is the report required to include shares of registered open-end investment companies, securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

                  (iii) Disinterested Directors. Disinterested Directors must submit a quarterly report containing the information set forth in subsection (i) above only with respect to those transactions for which such person knew or, in the ordinary course of fulfilling his or her official duties as a Fund director/trustee, should have known that during the 15-day period immediately before or after the director/trustee's transaction in Securities that are otherwise subject to Access Person reporting requirements, a Fund or a managed account had purchased or sold such Securities or was actively considering the purchase or sale of such Securities. In addition, solely to facilitate compliance with timely Form 4 filing requirements, all Disinterested Directors must submit a report of any transaction involving a Fund that is a closed-end investment company (such as the ING Prime Rate Trust) within seven (7) days of such transaction. Disinterested Directors are not required to submit a report containing the information set forth in subsection (i) above with respect to purchases or sales that are non-volitional on the part of such persons, such as transactions in an account over which such person has delegated discretionary trading authority to another person.

         D. CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS. All Access Persons will be provided with a copy of this Code upon beginning his or her employment with a Fund or Fund Affiliate, as the case may be, and must certify annually that they have read and understand this Code, and that they recognize that they are subject to the terms and provisions hereof. Further, all Access Persons must certify by January 31st of each year that they have complied with the requirements of this Code and that they have disclosed all personal brokerage accounts and disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements herein. The requirements of this subsection D shall not apply to Disinterested Directors or to Primarily Disinterested Directors/Trustees/Consultants, except that such persons may be asked periodically to certify that they have complied with this Code, including any other applicable reporting requirements hereunder.

IX.      SANCTIONS

         A. GENERALLY. The Code is designed to assure compliance with applicable law and to maintain shareholder confidence in the Funds, the Advisers, and IFD. In adopting this Code, it is the intention of the Boards, the Advisers, and IFD to attempt to achieve 100% compliance with all requirements of the Code, but it is recognized that this may not be possible. Incidental failures to comply with the Code are not necessarily a violation of the law.

         B. The Designated Person shall investigate all apparent violations of the Code. If a Designated Person for any Fund or Fund Affiliate discovers that an Access Person has violated any provision of this Code, he or she may impose such sanctions as he or she deems appropriate, including, without limitation, one or more of the following: warnings, periods of "probation" during which all personal investment activities (except for specifically approved liquidations of current positions), a letter of censure, suspension with or without pay, termination of employment, or Automatic Disgorgement of any profits realized on transactions in violation of this Code. Any profits realized on transactions in violation of Sections D and E of Article VII of this Code shall be subject to Automatic Disgorgement.

         B. PROCEDURES. Upon discovering that an Access Person of a Fund or Fund Affiliate has violated any provision of this Code, the appropriate Designated Person shall report the violation, the corrective action taken, and any sanctions imposed to the relevant entity's board of directors/trustees, which may, at the request of the individual involved, review the matter. If a transaction in Securities of a Designated Person is under consideration, a senior officer of the relevant Fund or Fund Affiliate, as the case may be, shall act in all respects in the manner prescribed herein for a Designated Person.

X        MISCELLANEOUS PROVISIONS

         A. RECORDS. The Funds and the Advisers shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the SEC:

                  (i) a copy of this Code and any other code of ethics which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;

                  (ii) a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

                  (iii) a copy of each duplicate confirmation statement concerning Personal Securities Transactions of Access Persons, made pursuant to this Code, shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which the statement is provided, the first two (2) years in an easily accessible place; and

                  (iv) a copy of each report disclosing Personal Securities Holdings of Access Persons, made pursuant to this Code, shall be preserved for a period of not less than five

                           (5) years from the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

                  (v) a list of all persons who are, or within the past five (5) years have been, required to pre-clear Personal Securities Transactions or make reports disclosing Personal Securities Holdings pursuant to this Code shall be maintained in an easily accessible place.

         B.       CONFIDENTIALITY.

                  All pre-clearance requests pertaining to Personal Securities Transactions, reports disclosing Personal Securities Holdings, and any other information filed pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

         C. INTERPRETATION OF PROVISIONS. Each Fund's or Adviser's board of directors/trustees may from time to time adopt such interpretation of this Code as such board deems appropriate.

         E. EFFECT OF VIOLATION OF THIS CODE. In adopting Rule 17j-1, the SEC specifically noted, in Investment Company Act Release No. IC-11421, that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of this Rule. In adopting this Code, it is not intended that a violation of this Code necessarily is or should be considered to be a violation of Rule 17j-1.

                     INITIAL CERTIFICATION OF CODE OF ETHICS
                                ING MUTUAL FUNDS

I AM FULLY FAMILIAR WITH THE EFFECTIVE CODE OF ETHICS AS ADOPTED BY EACH OF THE ING FUNDS, ING INVESTMENTS, LLC, ING ADVISORS, INC., AND ING FUNDS DISTRIBUTOR, LLC., AND WILL COMPLY WITH SUCH CODE AT ALL TIMES DURING THE FORTHCOMING CALENDAR YEAR.

Name (print):

Signature:

Date:

                                    THE FUNDS

ING CORPORATE LEADERS TRUST
FUND

ING EQUITY TRUST
ING Biotechnology Fund
ING Convertible Fund
ING Equity and Bond Fund
ING Financial Services Fund
ING Growth Opportunities Fund
ING Large Company Value Fund
ING LargeCap Growth Fund
ING MidCap Opportunities Fund
ING MidCap Value Fund
ING Principal Protection Fund
ING Principal Protection Fund II
ING Principal Protection Fund III
ING Principal Protection Fund IV
ING Principal Protection Fund V
ING Real Estate Fund
ING Research Enhanced Index Fund
ING SmallCap Opportunities Fund
ING SmallCap Value Fund
ING Tax Efficient Equity Fund

ING FUNDS TRUST
ING Classic Money Market Fund
ING GNMA Income Fund
ING High Yield Bond Fund
ING High Yield Opportunity Fund
ING Intermediate Bond Fund
ING Lexington Money Market Trust
ING Money Market Fund
ING National Tax-Exempt Bond Fund
ING Strategic Bond Fund

ING INVESTMENT FUNDS, INC.
ING MagnaCap Fund

ING MAYFLOWER TRUST
ING Growth + Value Fund
ING International Value Fund

ING MUTUAL FUNDS
ING Emerging Countries Fund
ING Global Real Estate Fund
ING Global Technology Fund
ING International Fund
ING International SmallCap Growth Fund
ING Precious Metals Fund
ING Russia Fund
ING Worldwide Growth Fund

ING PRIME RATE TRUST

ING SENIOR INCOME FUND

ING VARIABLE INSURANCE TRUST
ING VP Worldwide Growth Portfolio

ING VARIABLE PRODUCTS TRUST
ING VP Convertible Portfolio
ING VP Growth + Value Portfolio
ING VP Growth Opportunities Portfolio
ING VP High Yield Bond Portfolio
ING VP International Value Portfolio
ING VP Large Company Value Portfolio
ING VP LargeCap Growth Portfolio
ING VP MagnaCap Portfolio
ING VP MidCap Opportunities Portfolio
ING VP Research Enhanced Index Portfolio
ING VP SmallCap Opportunities Portfolio

ING VP Emerging Markets
Fund, Inc.

ING VP NATURAL RESOURCES TRUST

USLICO SERIES FUND
Asset Allocation Portfolio
Bond Portfolio
Money Market Portfolio
Stock Portfolio

ING VP BALANCED PORTFOLIO, INC.

ING STRATEGIC ALLOCATION
PORTFOLIOS, INC.
ING VP Strategic Allocation Growth Portfolio
ING VP Strategic Allocation Balanced Portfolio
ING VP Strategic Allocation Income Portfolio

ING GET FUNDS

ING GET Fund - Series D
ING GET Fund - Series E
ING GET Fund - Series G
ING GET Fund - Series H
ING GET Fund - Series I
ING GET Fund - Series J
ING GET Fund - Series K
ING GET Fund - Series L
ING GET Fund - Series M
ING GET Fund - Series N
ING GET Fund - Series P
ING GET Fund - Series Q
ING GET Fund - Series R
ING GET Fund - Series S
ING GET Fund - Series T
ING GET Fund - Series U
ING GET Fund - Series V

ING VP BOND PORTFOLIO

ING VP MONEY MARKET FUND

ING VP Money Market Portfolio

ING VARIABLE FUNDS

ING VP Growth and Income Portfolio

ING VARIABLE PORTFOLIOS, INC.
ING VP Growth Portfolio
ING VP International Equity Portfolio
ING VP Small Company Portfolio
ING VP Value Opportunity Portfolio
ING VP Technology Portfolio
ING VP Index Plus LargeCap Portfolio
ING VP Index Plus MidCap Portfolio
ING VP Index Plus SmallCap Portfolio

ING SERIES FUND, INC.
ING Strategic Allocation Growth Fund
ING Balanced Fund
ING Bond Fund
ING Strategic Allocation Balanced Fund
ING Government Fund
ING Growth and Income Fund
ING Growth Fund
ING Index Plus LargeCap Fund
ING Index Plus MidCap Fund
ING Index Plus SmallCap Fund
ING Index Plus Protection Fund
ING International Growth Fund
ING Strategic Allocation Income Fund
ING Aeltus Money Market Fund
ING Classic Principal Protection Fund I
ING Classic Principal Protection Fund II
ING Classic Principal Protection Fund III
ING Classic Principal Protection Fund IV
ING Small Company Fund
ING Technology Fund
ING Value Opportunity Fund
Brokerage Cash Reserves

                                    EXHIBIT B
                               TO CODE OF ETHICS

Designated Persons of ING Investments able to provide pre-clearance:

Lauren Bensinger - Primary AZ

Rhonda Ervin

Kathy Hinck

Aaron Somers

Jeanne Zingsheim

Enrique Faust - Primary NY

Victor Torchia -

                                    EXHIBIT C

                         SAMPLE LETTER TO BROKERAGE FIRM
             TO ESTABLISH DUPLICATE CONFIRMS AND PERIODIC STATEMENTS
                       (PAGE C12, H. TRADE CONFIRMATIONS)

January 2, 1996

Merrill Lynch, Pierce, Fenner & Smith, Inc.
111 W. Ocean Blvd., 24th Floor
Long Beach, CA 90802

RE:      The Brokerage Account of Account Registration

         Account No. Your Account Number

              AE     Name of Your Registered Representative

Dear Ladies/Gentlemen:

In accordance with the policies of ING Funds Services, LLC, a financial services firm with which I have become associated, effective immediately, please forward duplicate trade confirmations and periodic statements on the above-captioned accounts as follows:

         ING Funds Services, LLC
         ATTN: LAUREN D. BENSINGER
         VP & CHIEF COMPLIANCE OFFICER
         7337 E. Doubletree Ranch Road
         Scottsdale, AZ 85258

Sincerely,

Your Name

Today's Date

                                                                               2